Exhibit 99.1

NEWS RELEASE
Contact: Barb Beck/ Office: 412-820-1334/ bbeck@tollgrade.com
EDWARD H. KENNEDY APPOINTED TOLLGRADE CEO
A PROVEN LEADER, KENNEDY BRINGS SUCCESSFUL TRACK RECORD TO TOLLGRADE HELM
PITTSBURGH, PA June 8, 2010 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, announced today that Edward H. Kennedy, 55, has been appointed Chief Executive Officer and President. Mr. Kennedy has served on Tollgrade’s Board of Directors since June 2009 and was elected Chairman of the Board in March 2010. Mr. Kennedy will continue to serve as Tollgrade’s Chairman.
Mr. Kennedy is an experienced chief executive with a successful track record of creating value at companies in the communications equipment industry. He was recently Chairman, CEO and President of Rivulet Communications, Inc., a video networking equipment company. Previously, Mr. Kennedy held executive positions in leading telecom companies such as Tellabs, as President, and Ocular Networks, as CEO and President, as well as other executive-level positions at Alcatel and Newbridge Networks.
Mr. Kennedy succeeds Joseph Ferrara as the Company’s chief executive, a position he had held since November 2007. Mr. Ferrara has left the Company to pursue other opportunities.
“We appreciate the contributions that Joe made during his tenure at Tollgrade and wish him well in his future endeavors,” said Mr. Kennedy. He added, “I am honored and excited to lead Tollgrade at this important time in its evolution. With our strong customer relationships, well-established technology, and unique value proposition in the markets that we serve, we are steadfastly committed to delivering value to our customers and to our shareholders.”
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies and power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.